For Release November 8, 2001, 10:00 A.M. PST

FRONTIER FINANCIAL CORPORATION
ADDS TO RESERVES

     EVERETT, WASHINGTON — November 8, 2001 — Frontier Financial Corporation (Nasdaq:FTBK) announced today that its subsidiary, Frontier Bank, is increasing its loan loss reserve in anticipation of a possible loan loss.

     A large loan secured by equipment, accounts receivable and real estate revealed some irregularities. Upon further investigation, it was determined that some of the collateral was either missing or fraudulently pledged. The loan is now in default and the Bank is in the process of repossessing collateral for eventual resale.

     The Company estimates that the negative impact on fourth quarter and full year 2001 earnings will be between $4 million and $7 million, after taxes. The full amount of the loss, once it is determined, will be added to the loan loss provision during the fourth quarter of 2001.

     Bob Dickson, President and CEO, stated, “The amount of the eventual loss is difficult to estimate at this time since we are still in the process of attempting to locate some of the collateral. Obviously, the major unknown is the liquidation value of the collateral at the time of sale.”

     He added, “While this incident is certainly a major disappointment, the Bank has total capital and reserves in excess of $200 million, giving it the ability to absorb the potential loss. We consider the loan to be an isolated incident and is not systemic of the quality of the total loan portfolio. Frontier has a reputation for consistently maintaining a high quality loan portfolio with minimal losses. We have never had a loss of this magnitude before in our 23 year history.”

     Frontier expects to earn approximately $25 million for the full year, in spite of the potential loss, compared to net income of $32 million for the year 2000.

     Frontier Financial Corporation headquartered in Everett, Washington, is the parent company of Frontier Bank which operates thirty-eight banking offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish and Whatcom Counties.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected”, “anticipate”, “estimate”, “continue”, or comparable words. In addition, all statements other than statements of historical facts that address activities that Frontier expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Frontier particularly its Form 10K for the Fiscal Year Ended December 31, 2000, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

CONTACT:	Robert J. Dickson President & CEO (425) 514-0700